Exhibit 5(a)

Squire Patton Boggs (US) LLP 1000 Key Tower 127 Public Square Cleveland, Ohio 44114

O +1 216 479 8500
F +1 216 479 8780
squirepattonboggs.com

June 5, 2025

KeyCorp

127 Public Square

Cleveland, Ohio 44114

Ladies and Gentlemen:

We have acted as special counsel to KeyCorp, an Ohio corporation (the “Company”). Our opinion has been requested as to certain matters in connection with the registration for resale of up to 158,723,874 of the Company’s common shares, par value $1.00 per share (the “Shares”), originally issued to The Bank of Nova Scotia (the “Selling Shareholder”) pursuant to the Investment Agreement dated as of August 12, 2024 by and between the Company and the Selling Shareholder (the “Investment Agreement”). The Shares are being registered for resale pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated as of the date hereof (the “Prospectus”).

The Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the Prospectus contained therein and any supplements thereto.

We have examined such documents, including the Registration Statement, the Prospectus, the Investment Agreement, the articles of incorporation of the Company, as amended through the date hereof (the “Articles”), the code of regulations of the Company, as amended through the date hereof (the “Regulations”) and resolutions of the Company’s Board of Directors or duly authorized committee thereof. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and have examined such questions of law as we have considered relevant and necessary as a basis for this opinion letter. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Squire Patton Boggs (US) LLP

KeyCorp

June 5, 2025

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the laws of the State of Ohio and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Validity of Securities.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Respectfully Submitted,

/s/ Squire Patton Boggs (US) LLP